EXHIBIT 99.1
News Release

For Information Contact:	Lisa Brumfield Hagen	David Bruce
	(305) 500-3668	(305) 500-4999
	Lisa_Hagen@Ryder.com	David_Bruce@Ryder.com
RYDER SYSTEM, INC. ELECTS LUIS P. NIETO, JR.
TO ITS BOARD OF DIRECTORS
     MIAMI, February 14, 2007 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today announced that Luis P. Nieto, Jr., President of the Refrigerated Foods Group for ConAgra Foods, Inc. (NYSE: CAG), one of America’s leading packaged food companies, has been elected to its Board of Directors. Mr. Nieto was appointed to serve on the Company’s Audit Committee, and Corporate Governance and Nominating Committee.
     “Luis is an accomplished leader in the food industry which is clearly a key industry sector for Ryder,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We are honored that he has agreed to serve and further strengthen our ability for growth, innovation, customer service, and outstanding value to our customers, shareholders, and employees.”
     Mr. Nieto, 51, has been President of the Refrigerated Foods Group for ConAgra Foods, Inc., since 2005. From 2002 to 2005, he served as President and CEO of the Federated Group, a leading private label supplier to the retail grocery and food services industries. Earlier, Mr. Nieto held senior positions in brand management and strategic planning with highly respected companies including National Refrigerated Products Group of Dean Foods Company, Mission Foods, Kraft Foods, and the Quaker Oats Company.
     Mr. Nieto is a graduate of the University of Chicago and holds an MBA from the Harvard Graduate School of Business Administration. Mr. Nieto is a member of the University of Chicago’s College Visiting Committee.
About Ryder
     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
08-07